Exhibit 99.8

December 2, 2008

Special Committee of the Board of Directors

Tower Group, Inc.

120 Broadway, 31st Floor

New York, New York 10271

Dear Members of the Special Committee:

We hereby consent to the inclusion of our written presentations dated March 14, 2008, April 23, 2008 and May 15, 2008 delivered to the Special Committee of the Board of Directors of Tower Group, Inc. (“Tower”) and included as exhibits to the Amendment No. 2 to the Schedule 13E-3 of CastlePoint Holdings, Ltd. (“CastlePoint”) filed on November 10, 2008 (the “Schedule 13E-3”) relating to the proposed merger of CastlePoint, with and into Ocean I Corporation, a wholly owned subsidiary of Tower (the “Proposed Merger”), and to the references made to our firm and to such written presentations in the Proxy Statement/Prospectus included in the Registration Statement of Tower filed on December 3, 2008 (the “Registration Statement”) as Amendment No. 2 to the Form S-4 relating to the Proposed Merger under the headings “Special Factors—Background of the Merger,” “Special Factors—Presentations by Swainbrook to the Tower Special Committee” and “Special Factors—Sources of Funds; Fees and Expenses.”  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the aforementioned Schedule 13E-3 and Registration Statement.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Schedule 13E-3 or the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Respectfully yours,

Swainbrook Capital LLC

/s/ Thomas S. Swain
Thomas S. Swain